RELEASE



KNOW ALL MEN BY THESE PRESENTS:

                  That AM PRODUCTS COMPANY, formerly known as AM COSMETICS COMPANY, INC. ("AM"), and AM COSMETICS CORP., formerly known as PAM ACQUISITION CORP. ("AM Cosmetics"), designated as the "Releasor" as that term is defined below, for and in consideration of the sum of One Million Dollars ($1,000,000) to the Releasor in hand paid by CARSON PRODUCTS COMPANY ("Carson"), designated as the "Releasee" as that term is defined below, and for the delivery of an irrevocable letter of credit in the face amount of $690,000 and a confession of judgement in the amount of $325,500 and of other good and valuable consideration the receipt of which is hereby acknowledged by Releasor, has released, remised and forever discharged, and by these presents does release, remise and forever discharge the Releasee of and from all debts, obligations, liabilities, remedies, reckonings, promises, covenants, agreements, contracts, endorsements, bonds, specialties, controversies, suits, actions, causes of action, trespasses, variances, judgments, extents, executions, damages, claims, counterclaims or demands, in law or equity (collectively, "claims"), which against the Releasee the Releasor ever had, now has or hereafter can, shall or may have from the beginning of the world to the date of this Release, for, upon or by reason of those arising out of or related to claims (a) asserted or which could have been asserted in the action entitled Carson Products Company, a Delaware Corporation
v. AM Cosmetics, Inc., a Delaware Corporation, Civil Action No. 1999CV08276, pending in the Superior Court of Fulton County, State of Georgia; and/or in an arbitration proceeding, entitled AM Cosmetics, Inc. v. Carson Products Company, Case No. 13-181-01123-98, pending before the American Arbitration Association; and/or in the action entitled Carson Products Company v. AM Cosmetics Corp. and AM Products Company, pending in the Superior Court of the State of New Jersey, Chancery Division, for Bergen County; and/or (b) arising out of or relating to any or all of the following agreements: a Management Agreement dated as of June 26, 1996 between AM and Carson, as amended, a Manufacturing Agreement dated as of April 30, 1997 between AM and Carson, a Broker Agreement dated as of September 19, 1997 between AM and Carson, a Subscription Agreement dated as of June 26, 1996 by and among Morningside AM ACQUISITION CORP. and CARSON PRODUCTS COMPANY with respect to the shares of the capital stock of MORNINGSIDE AM ACQUISITION CORP.; and/or a Commission Agreement dated as of August 1, 1996 between AM and Carson, copies of which are annexed to the Settlement Agreement dated as of February 25, 2000 by and among AM, AM Cosmetics and Carson (the "Settlement Agreement") as Exhs. E, F., G, H and I, respectively, and/or any other agreements between AM or AM Cosmetics or any of their respective subsidiaries, on the one hand, and Carson or its parent corporation, Carson, Inc. ("CIC"), or any of their respective subsidiaries, on the other hand; and/or
(c) relating to or arising from any business relationship between AM or AM Cosmetics or any of their respective subsidiaries, on the one hand, and Carson or CIC or any of their respective subsidiaries, on the other hand.

                  The term "Releasor" is defined to include AM and AM Cosmetics and the term "Releasee" is defined to include Carson, and the terms "Releasor" and "Releasee" shall also be deemed to include all of their respective current and former partners, directors, officers, employees, agents, representatives, servants, attorneys, parents, subsidiaries, affiliates, divisions, shareholders, joint venture partners, predecessors, successors, assignees, grantees and fiduciaries, provided, however, that except as further modified by the terms of the first paragraph herein, the Release given by the Releasors to the Releasees (with the sole exception of Carson and its subsidiaries, predecessors and successor entities) shall be without prejudice to any claims against any person or entity that any of the Releasors has or may have preserved pursuant to or in accordance with, and subject to the limitations set forth in, Section 6.2 of that certain Restructuring Agreement dated as of June 1, 1999 by and among AM, AM Cosmetics, certain of their affiliates and certain of their senior creditors and equity interest holders (the "Restructuring Agreement"), the terms of which are incorporated herein, provided, however, that, notwithstanding anything to the contrary contained in this paragraph or in any other provision in this Release or the Restructuring Agreement, this Release is intended to release, and shall be deemed to release, claims based upon, arising out of or attributable to, act(s) committed by any present or former officer or director of Carson (including but not limited to Vincent A. Wasik and S. Garrett Stonehouse) arising from, related to or in connection with that person's role and position as officer or director or shareholder of Carson, CIC or any of their respective subsidiaries.

                  In all references herein to any parties, persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text may require.

                  This Release may not be changed orally.

                  IN WITNESS HEREOF, the said Releasor has executed this Release as of the date set forth below.

Dated:  February 25, 2000

                  [remainder of page intentionally left blank]

                                                AM PRODUCTS COMPANY,
                                                 formerly known as AM
                                                 Cosmetics, Inc.,
                                                            RELEASOR



                                                By:  /s/Stephen A. Heit
                                                     Stephen A. Heit,
                                                     Executive Vice President
                                                     and Chief Financial Officer


                                                AM COSMETICS CORP.,
                                                     formerly known as PAM
                                                     ACQUISITION CORP.,
                                                            RELEASOR



                                                By:  /s/Stephen A. Heit
                                                     Stephen A. Heit, Executive
                                                     Vice President and Chief
                                                     Financial Officer



STATE OF NEW YORK                   )
COUNTY OF NEW YORK                  ) ss:

         On the 25th day of February,  2000, before more personally came Stephen
A. Heit to me known, who, being by me duly sworn, did depose and say that he resides at 57 Drum Hill Road, Wilton, Connecticut 06897; that he is the Executive Vice President Chairman and Chief Financial Officer of AM COSMETICS CORP., formerly known as PAM ACQUISITION CORP., and of AM PRODUCTS COMPANY, formerly known as AM COSMETICS, INC., the corporations described in and which executed the foregoing RELEASE and that deponent is authorized to execute the foregoing RELEASE.



Sworn to before me this
25th day of February, 2000



/s/ Robert S. Reder
         Notary Public